CLECO CORPORATION
                     COMPUTATION OF NET INCOME COMMON SHARE
                        FOR THE SIX MONTHS ENDED JUNE 30
                                   (Unaudited)

                                                       (In thousands, except share
                                                         and per share amounts)
                                                           2000           1999
                                                           ----           ----

BASIC

Net income applicable to common stock                 $     28,711    $     21,733
                                                      ============    ============
Weighted average number of shares of common
     stock outstanding during the period                22,457,433      22,518,237
                                                      ============    ============
Basic net income per common share                     $       1.28    $       0.97
                                                      ============    ============
DILUTED

Net income applicable to common stock                 $     28,711    $     21,733
                                                      ------------    ------------
Adjustments to net income related to Employee Stock
  Ownership Plan (ESOP) under
  the "if-converted" method:
Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                   687             707
                                                      ------------    ------------
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net of tax                  (6)            (22)
                                                      ------------    ------------
Add tax benefit associated with dividends
  paid on allocated common shares                              226             190
                                                      ------------    ------------
Adjusted income applicable to common stock            $     29,618    $     22,608
                                                      ============    ============
Weighted average number of shares of common
  stock outstanding during the period                   22,457,433      22,518,237
                                                      ------------    ------------
Number of equivalent common shares
  attributable to ESOP                                   1,326,024       1,355,839
                                                      ------------    ------------
Common stock under stock option grants                       5,305             217
                                                      ------------    ------------
Average shares                                          23,788,762      23,874,293
                                                      ============    ============
Diluted net income per common share                   $       1.25    $       0.95
                                                      ============    ============
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